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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): December 15, 2005
                              (December 13, 2005)

                         NORTH FORK BANCORPORATION, INC.
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               (Exact Name of Registrant as Specified in Charter)


         Delaware                        1-10458                 36-3154608
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 (State or Other Jurisdiction    (Commission File Number)     (I.R.S. Employer
      of Incorporation)                                      Identification No.)


                  275 Broadhollow Road Melville, New York 11747
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               (Address of Principal Executive Offices) (Zip Code)


       (Registrant's Telephone Number, Including Area Code) (631) 844-1004



                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)



     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01.  Entry into a Material Definitive Agreement.

     At its regular meeting on Tuesday, December 13, 2005, the Board of Directors of North Fork approved certain amendments to the company's Performance Plan. The Performance Plan, as amended, will be known as the Performance and Retention Plan. It continues to be triggered upon a change in control of North Fork. Under the plan, if the change-in-control transaction for North Fork qualifies as an above average transaction under certain financial criteria, a cash performance pool is funded and distributed at or after the closing to executive officers and other key employees of North Fork, as selected by the Compensation Committee prior to closing of the transaction. The purpose of the plan is to provide officers and employees of North Fork with incentive to work for the long term financial success of the company, and to encourage officers and employees to use their best efforts to bring about the successful completion of any proposed change-in-control transaction.

     The plan has been amended in several ways. The principal change involves the calculation and maximum aggregate size of the performance pool, reducing it dramatically in an above-average transaction. Under the old plan, the maximum size of the pool was 3% of the total value of North Fork, based upon the price to be paid by the acquiror in the change-in-control transaction. Under the amended plan, the maximum size of the pool has been decreased to 3% of the premium, if any, in the acquisition price payable for North Fork over the median acquisition price payable in acquisitions of comparable financial institutions in the preceding two years. Comparisons between acquisition prices will be based upon the per share price payable for the common shares of the acquired company on a fully diluted basis as a multiple of the tangible book value per share of the acquired institution. Under the amended formula, as under the prior formula, the Compensation Committee of the Board of Directors of North Fork, acting prior to closing, will decide in its sole discretion the actual dollar amount to be funded in the performance pool up to the revised 3 percent ceiling. After the amendments, the only financial measure relevant to the determination of whether an acquisition transaction of North Fork is an above average acquisition transaction is whether the ratio of acquisition price per share to tangible book value per share in North Fork's transaction exceeds the median ratio in comparable acquisition transactions.

     Another change to the plan involves the addition of a key employee retention provision. Formerly under the plan, all an individual selected to participate was required to do in order to receive his distribution from the performance pool was to remain in his position until closing of the transaction. Under the amended plan, not only must a participant remain until closing, but if the participant is identified as a key employee whose continued employment is important to the acquiror post-closing, the participant will receive only 50 percent of his distribution at closing and will be required to remain in his position for a limited period of time after closing as a condition to his receiving the remaining 50 percent of his distribution. Termination or constructive termination of the retained participant prior to expiration of the retention period will not result in forfeiture of the remaining 50 percent; only the participant's voluntary departure will result in forfeiture.
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     As before, distributions from any performance pool under the plan will be made to key employees divided into three Tranches: designated executives (Tranche 1), other officers (Tranche 2) and other key employees (Tranche 3). Under the amended Plan, certain percentage limitations on distributions previously contained in the plan have been eliminated. Previously, the Chief Executive Officer was entitled to receive not less than 30% of the total Tranche 1 distribution and not more than 10% of the total pool could be allocated to Tranche 3. These limits have been removed.

     The amendments also eliminate from the plan an income tax gross-up provision, under which North Fork and/or the acquiror previously would have been required to pay all income taxes otherwise payable by the executives in Tranche 1 as a result of their receipt of any distributions under the plan. The plan continues to provide for tax gross-up payments by North Fork and/or the acquiror on behalf of the executives only with respect to any surtaxes under Section 280G of the Internal Revenue Code that might otherwise be payable by them as a result of distributions. Finally, the definition of "change in control" in the plan has been amended to narrow the range of transactions to which the term applies.









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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                NORTH FORK BANCORPORATION, INC.

Date:  December 15, 2005
                                                By: /s/ Daniel M. Healy
                                                    ----------------------------
                                                    Daniel M. Healy
                                                    Executive Vice President and
                                                       Chief Financial Officer










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